UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     The following letter was first sent to shareholders on or about May 10, 2005.

HCA	One Park Plaza
Nashville, TN
37203

May 10, 2005

Re: Annual Meeting of Shareholders of HCA Inc. to be held May 26, 2005

Dear HCA Shareholder:

     You are being asked to vote on several proposals at the Annual Meeting of Shareholders of HCA Inc., including a proposal to approve the HCA 2005 Equity Incentive Plan. Our Board of Directors has adopted and recommends that you approve the HCA 2005 Equity Incentive Plan (the “Equity Incentive Plan”) to replace the HCA 2000 Equity Incentive Plan (the “2000 Plan”). If approved by shareholders at the Annual Meeting, the Equity Incentive Plan will authorize awards in respect of an aggregate of 34,000,000 shares, which includes approximately 20,000,000 newly authorized shares.

     The primary purpose of the Equity Incentive Plan is to promote the interests of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of incentives to achieve long-range performance goals, and (iii) linking the compensation of those individuals to the long-term interests of the Company and its shareholders.

     If approved by shareholders, the Equity Incentive Plan will authorize an aggregate of 34,000,000 shares, of which 23,500,000 may be awarded as restricted shares. As was the case with the 2000 Plan, we believe this authorization will enable us to implement our long-term equity incentive program, as set forth in our Proxy Statement for our Annual Meeting, for the next five years. We believe five years is an appropriate cycle that will allow us to periodically review our equity compensation programs and respond to periodic evolutions in compensation and governance best practices and trends to the extent we believe such practices or trends to be in the best interests of the Company and its shareholders.

     Although we believe that employee stock ownership is important to incentivizing and retaining key employees and is a contributing factor in achieving corporate performance goals, we recognize that our stock option program has created significant overhang. “Overhang” refers to potential shareholder dilution represented by outstanding employee equity awards and shares available for future grants. We use the following calculations to determine overhang:

Simple Overhang	=	Outstanding awards + Shares available for grant

Common shares outstanding

Fully Diluted Overhang	=	Outstanding awards + Shares available for grant

Common shares outstanding + Outstanding awards
+ Shares available for grant

     We are aware that some of our investors may consider overhang in determining whether to approve the Equity Incentive Plan. Therefore, we are providing updated information with respect to our overhang calculations. As of April 30, 2005, we had an aggregate of 32,189,507 options outstanding under all of our plans, with a weighted average exercise price of $35.70 and a weighted average term to expiration of 6.01 years. Shares underlying outstanding restricted share awards are not included in outstanding awards because they are already reflected in the number of common shares outstanding. As of April 30, 2005, there were 3,424,795 restricted shares outstanding under the 2000 Plan, with a weighted average number of years until fully vested of 4.33 years. All other restricted shares outstanding were issued pursuant to an employee or management stock purchase plan. As of April 30, 2005, we had 13,484,693 shares remaining available for grant under the 2000 Plan, 3,461,182 of which may be granted as restricted shares, and a total of 446,718,604 shares of voting and non-voting common stock outstanding. We also had 17,918 warrants to purchase shares of our common stock outstanding as of April 30, 2005, which are not included in the overhang calculation. Accordingly, as of April 30, 2005, our overhang was as follows:

	As of April 30, 2005
		Pro Forma
		(assuming approval
	Actual	of Equity Incentive Plan)
Simple Overhang	10.2	14.8
Fully Diluted Overhang	9.3	12.9

     Our overhang was increased by virtue of our repurchase of approximately 62.9 million shares in the fourth quarter of 2004 through our successful modified “Dutch” auction tender offer and subsequent share repurchases. We believe these share repurchases provided significant current and long-term value to our shareholders. If we had not repurchased these shares during the fourth quarter of 2004, our overhang as of April 30, 2005 would have been as follows:

	As of April 30, 2005
		Pro Forma
		(assuming approval
	Adjusted	of Equity Incentive Plan)
Simple Overhang	9.0	13.0
Fully Diluted Overhang	8.2	11.5

     We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and shareholder returns. We believe that the Equity Incentive Plan will allow us the flexibility to implement our current long-term incentive philosophy in future years and will better align executive and shareholder interests. For these reasons, we consider approval of the Equity Incentive Plan important to our future success and encourage you to vote FOR approval of the Equity Incentive Plan.

     If you have any questions, please call Vic Campbell at (615) 344-2053 or Mark Kimbrough at (615) 344-2688. On behalf of HCA Inc., thank you in advance for your continued interest and support.

Sincerely,

W. Mark Kimbrough
Vice President – Investor Relations